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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE
MARCH 27, 2002

CONTACTS:
MEDIA                                                   ANALYSTS
Jeri Grier (614) 480-5413                               Jay Gould (614) 480-4060

               SEIFFERT LEAVES HUNTINGTON BANCSHARES INCORPORATED

         COLUMBUS, OHIO - Thomas E. Hoaglin, chairman, president and chief executive officer of Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that Ronald Seiffert, vice chairman, is leaving Huntington to explore new career opportunities, effective March 31, 2002.

         "Ron Seiffert has made significant contributions to Huntington during his 23 year career," Hoaglin said. "We would have liked for Ron to continue with us as part of the Huntington team, but we respect his wishes to choose another career at this time. We wish him well."

         With Huntington since 1979, Seiffert held various leadership positions in both the commercial and consumer areas. He was named vice chairman of Huntington Bancshares Incorporated and The Huntington National bank in January 1997 and recently was responsible for several corporate banking functions.

         Seiffert served as the general chairman of the 2001 United Way Campaign of Central Ohio. Additionally, he is a member of the board of The Columbus Museum of Art; vice chairman of the board of trustees for Ohio Dominican College; trustee and treasurer for the Columbus Technology Leadership Council; and, is president of St. Matthew School Board.


                                     (more)

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Seiffert
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ABOUT HUNTINGTON

         Huntington Bancshares Incorporated is a $26 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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